COWEN ANNOUNCES THIRD QUARTER 2019 FINANCIAL RESULTS

•	Reports GAAP EPS of $0.07 and Economic Operating EPS of $0.34

•	Profitability Driven by Higher Year-over-Year Incentive Income and Brokerage Revenues

•	Cowen Investment Management Launches New Sustainable Investments Strategy

NEW YORK - October 24, 2019 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the third quarter ended September 30, 2019.

GAAP

•	Third quarter 2019 revenue was $252.0 million compared to $221.0 million in the third quarter of 2018.

•	Third quarter 2019 net income was $2.1 million, or $0.07 per diluted common share, compared to $13.8 million, or $0.45 per diluted common share in the third quarter of 2018.

Economic Income (Non-GAAP)

•	Third quarter 2019 revenue decreased 4% to $217.1 million from $226.2 million in the prior-year period.

•	Third quarter 2019 economic income was $5.5 million, or $0.18 per diluted common share, compared to $21.0 million, or $0.68 per diluted common share, in the prior-year period.

•	Third quarter 2019 economic operating income was $10.6 million, or $0.34 per diluted common share, compared to $23.9 million, or $0.77 per diluted common share, in the prior-year period.

Third Quarter 2019 Financial Summary

	Three Months Ended			Nine Months Ended
	September 30			September 30
(Dollar amounts in millions, except per share information)	2019	2018	%	2019	2018	%

GAAP:
Revenue	$252.0	$221.0	14%	$768.3	$707.0	9%
Net income (loss) attributable to Cowen Inc.	$3.8	$15.5	(75)%	$19.4	$37.7	(49)%
Less: Preferred stock dividends	$(1.7)	$(1.7)	—%	$(5.1)	$(5.1)	—%
Net income (loss) attributable to common stockholders	$2.1	$13.8	(85)%	$14.3	$32.6	(56)%

ECONOMIC INCOME (NON-GAAP):
Economic income revenue	$217.1	$226.2	(4)%	$695.0	$702.1	(1)%
Income (loss) attributable to Cowen Inc.	$7.2	$22.7	(68)%	$41.4	$68.5	(40)%
Less: Preferred stock dividends	$(1.7)	$(1.7)	—%	$(5.1)	$(5.1)	—%
Economic income (loss)	$5.5	$21.0	(74)%	$36.3	$63.4	(43)%

Add: Depreciation and amortization	$5.1	$2.9	75%	$15.0	$8.9	69%
Economic operating income	$10.6	$23.9	(56)%	$51.3	$72.2	(29)%

PER COMMON SHARE (DILUTED)
GAAP:
Earnings (loss) per common share	$0.07	$0.45	(85)%	$0.46	$1.07	(57)%

Economic income (non-GAAP):
Economic income (loss) per common share	$0.18	$0.68	(74)%	$1.16	$2.07	(44)%
Economic operating income (loss) per common share	$0.34	$0.77	(56)%	$1.63	$2.36	(31)%

Note: Amounts may not add up due to rounding. In reporting periods prior to 2Q 2019 Economic Income was labeled as "Economic Income Attributable to Common Shareholders." A reconciliation of economic income (loss) to GAAP net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."

Quarterly Financial Supplement

Supplemental financial, statistical and business-related information is included in the Company's quarterly financial supplement. This information should be read in conjunction with the Company's earnings release. Both the earnings release and the financial supplement are available on the Investor Relations section of the Company's website at investor.cowen.com/presentations.
Third Quarter 2019 Operating Highlights (Non-GAAP)

•	Improved revenue diversification:

–
Sequential improvement in incentive income and investment income offset sequentially lower revenues in investment banking and brokerage, highlighting sustainability of the operating business in challenging market conditions.

–	Non-healthcare revenue as a percentage of investment banking revenue rose to 55% from 43% in 3Q 2018.

•	Steady contribution from recurring revenue businesses:

–	Brokerage revenues were up 4% year-over-year to $105.9 million. Markets revenue, which includes brokerage, financing and other revenue, was $111.7 million, up 4% from the third quarter of 2018.

–	Revenue from institutional services (including prime services, clearing, commission management and commission recapture) was $31.6 million, up 13% year-over-year.

•	Leveraged Cowen's domain expertise ("Cowen DNA") with the operating businesses:

–
Positioning the investment management platform towards strategies that are salable, scalable and reflect Cowen DNA, such as the new sustainable investments strategy and expansion of the healthcare investments strategy.

–	Raised approximately $550 million in assets for Cowen branded strategies in the third quarter of 2019.

•	Increased transparency in segment reporting:

–
Operating Company ("Op Co") and Asset Company ("Asset Co") reporting structure provides investors with greater insight into the profitability of the Company's business and the monetization potential of legacy investments.

Management Commentary

Jeffrey M. Solomon, Chairman and Chief Executive Officer of Cowen, said, "The third quarter of 2019 demonstrated the value of increasing diversity in our revenue mix. We were able to generate profitability despite more challenging market conditions for investment banking. We benefited from our scaled markets platform and had solid fund performance at Cowen Investment Management, where we also launched a new sustainability strategy and raised additional committed capital for our private healthcare strategy.”
GAAP Financial Review

Third Quarter Commentary

Revenue was $252.0 million compared to $221.0 million in the third quarter of 2018. The increase was primarily due to increased activity in securities finance.

Interest and dividend expense was $56.5 million compared to $26.0 million in the prior-year period. The increase was primarily due to increased activity in securities finance.

Employee compensation and benefits expense decreased $13.1 million from the prior-year period to $114.2 million.

Operating, general, administrative and other expenses increased $13.6 million year-over-year to $83.9 million. The increase was primarily related to increased marketing and business development expenses and professional fees.

Depreciation and amortization expense of $5.1 million increased $1.9 million from the prior-year period. The increase was primarily due to higher amortization related to intangibles acquired through the Quarton acquisition.

Other income was $32.3 million compared to $42.0 million in the prior-year period. This change was primarily related to a decrease in performance of the Company's own invested capital.

Income tax expense was $1.4 million compared to an expense of $5.1 million in the prior-year quarter. This change was primarily attributable to the change in the Company's pre-tax book income.

Net income attributable to non-controlling interests increased by $3.6 million to $8.9 million from the prior-year period. The increase was primarily the result of an increase in income earned by the consolidated funds in the current year period.

Capital

Select Balance Sheet Data

(Amounts in millions, except per share information)	September 30, 2019	December 31, 2018	September 30, 2018

Cowen Inc. stockholders' equity	$817.1	$794.4	$808.2
Common equity (CE)	$715.7	$693.1	$706.9

Book value per share (CE/CSO)	$24.67	$24.37	$24.26

Common shares outstanding (CSO)	29.0	28.4	29.1

Summary Stockholders' Equity Information

Cowen Inc. stockholders' equity	$817.1	$794.4	$808.2
Less:
Preferred stock	$101.3	$101.3	$101.3
Common equity (CE)	$715.7	$693.1	$706.9

Note: Amounts may not add up due to rounding.

Share Repurchase Program

In the third quarter of 2019, the Company repurchased $10.4 million of its common stock, or 663,166 shares, at an average price of $15.69 under the Company's existing share repurchase program.

Outside the share repurchase program, in the third quarter of 2019 the Company acquired approximately $2.1 million of shares as a result of a net share settlement relating to the vesting of equity awards, or 132,348 shares, at an average price of $15.67.

The Board of Directors authorized an increase in the share buyback authorization. Approximately $25 million is currently available for repurchase under the program.

Economic Income (Non-GAAP) Financial Review

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses and (iv) certain costs associated with debt. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes (a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting and (b) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of US GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended			Nine Months Ended
	September 30		June 30	September 30
(Per share information)	2019	2018	2019	2019	2018

Economic income (loss) per common share (diluted)	$0.18	$0.68	$0.49	$1.16	$2.07
Adjustments:
Income taxes	(0.04)	(0.17)	(0.16)	(0.30)	(0.52)
Uncrystallized incentive fees	—	(0.03)	—	(0.02)	(0.09)
Amortization of discount on convertible debt	(0.03)	(0.04)	(0.03)	(0.10)	(0.10)
Debt extinguishment costs	—	—	—	—	(0.02)
Retainer fees deferred for GAAP	(0.02)	—	(0.03)	(0.09)	—
Unrealized gain (loss) on conversion option (a)	—	0.01	—	—	(0.24)
Goodwill impairment (b)	—	—	(0.13)	(0.13)	—
Contingent liability adjustment	(0.01)	—	—	(0.01)	—
Transaction-related and other costs	(0.01)	(0.01)	—	(0.04)	(0.02)
GAAP earnings (loss) per share (diluted)	$0.07	$0.45	$0.13	$0.46	$1.07

Note: Amounts may not add due to rounding.

(a) Prior to the Company's June 26, 2018 shareholder meeting, the embedded conversion option feature associated with its convertible notes (due 2022) was recognized at fair value in accordance with US GAAP as a derivative liability. The profit and loss movement related to that liability was associated with the movement of the Company's stock price. Subsequent to receiving shareholder approval for share settlement the embedded conversion option was reclassified to equity and will no longer result in profit and loss movements.

(b) In conjunction with the change in segments and restructuring of reporting units in 2Q19, the Company recognized a goodwill impairment in the amount of $4.1 million within Asset Co.

Economic Income Revenue

	Three Months Ended					Nine Months Ended
	September 30			June 30		September 30
(Dollar amounts in millions)	2019	2018	%	2019	%	2019	2018	%

Investment banking	$70.0	$77.5	(10)%	$104.2	(33)%	$257.2	$251.5	2%
Brokerage	105.9	101.7	4%	120.7	(12)%	331.7	328.9	1%
Management fees	10.9	12.4	(12)%	10.5	4%	31.8	38.0	(16)%
Incentive income	14.4	6.9	108%	4.2	240%	35.4	21.5	65%
Investment income (loss)	16.1	27.7	(42)%	0.5	NM	33.5	61.9	(46)%
Other revenues	(0.1)	0.1	NM	4.3	NM	5.4	0.3	NM
Total Revenue	$217.1	$226.2	(4)%	$244.4	(11)%	$695.0	$702.1	(1)%

Third Quarter 2019 Commentary

Total Economic Income revenue was $217.1 million compared to $226.2 million in the third quarter of 2018, a decrease of 4%. The year-over-year decrease in Economic Income revenue was primarily attributable to a decrease in investment banking activity and investment income, partially offset by increases in brokerage revenue and incentive income. Third quarter 2018 investment income included a gain of $23 million due to an increase in the value of Cowen's Tilray investment, which was divested in January 2019.

Interest expense increased $0.7 million to $7.1 million in the third quarter compared with $6.4 million in the prior year period. The increase is primarily related to debt issued in June of 2018 and May of 2019.

Net of interest expense, Economic Income revenue was $209.9 million versus $219.8 million in the prior-year quarter.

Total expenses were $202.7 million compared to $197.1 million in the prior year period. Items included are discussed below.

•	Compensation and benefits expense was $116.5 million compared to $126.7 million in the third quarter 2018. The compensation-to-revenue ratio was 53.7%, down from 56.0% in the prior year period.

•	Fixed non-compensation expenses increased $2.4 million year over year to $37.1 million.

•	Variable non-compensation expenses were $37.3 million, up from $30.7 million in the third quarter 2018.

•
Net income attributable to non-controlling interests increased by $4.7 million to $6.8 million for the three months ended September 30, 2019, compared with $2.1 million in the prior-year period. Non-controlling interests represent the portion of net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to the Company's partners in those subsidiaries.

Depreciation expense during the third quarter of 2019 was $1.8 million compared to $1.7 million in the prior year period.

Amortization expense was $3.2 million compared to $1.3 million in the third quarter of 2018. The increase is primarily related to intangible assets recognized in the Quarton acquisition.

Economic Operating Income, which represents Economic Income attributable to common stockholders before depreciation and amortization, was $10.6 million for the third quarter of 2019, compared to Economic Operating Income of $23.9 million in the prior-year period.

As of October 1, 2019, the Company had assets under management of $10.5 billion, a decrease of $1.6 billion and $0.4 billion from July 1, 2019 and October 1, 2018 respectively.

Business Segment Results

Change in Segments

During the second quarter of 2019, the Company realigned the business and reportable segment information that the Chief Operating Decision Maker ("CODM") regularly reviews to evaluate performance for operating decision-making purposes, including evaluation and allocation of resources.  As a result, the Company changed its segment reporting structure based on the Company's domain expertise as a driver of harmonized repeatable revenue for its operating business versus the Company’s long-term monetization strategies.

As a result of the change in segments, the Company has the following business segments: Operating Company (Op Co) and Asset Company (Asset Co).

•
The Op Co segment consists of four divisions: Cowen Investment Management (CIM), Investment Banking, Markets, and Research. Each of Op Co’s four divisions leverage the Research division’s core domain expertise to drive harmonized repeatable revenue for the segment.

•
The CIM division offers investors access to a number of strategies to meet their specific needs including merger arbitrage, activism, healthcare royalties, and private healthcare investing which leverage the content and domain expertise that are aligned with the Company's core areas of expertise ("Cowen DNA").

•	The Investment Banking division includes public and private capital raising transactions and providing strategic advisory services.

•
The Markets division includes trading equity and equity-linked securities on behalf of institutional investors as well as a full-service suite of prime brokerage services, cross-asset trading, securities finance, global execution, clearing and commission management businesses.

•
The Research division provides thought leadership and domain expertise that helps facilitate brokerage revenue in the Markets division, drive deal flow in the Investment Banking division and facilitate investor relationships and investing within CIM’s investment products.

•
The Asset Co segment consists of certain of the Company’s private investments, private real estate assets and other legacy investments. While the Asset Co segment is not a reportable segment, the Company provides segment level information for Asset Co.

Operating Company Segment

Brokerage revenue increased $4.2 million to $105.9 million in the third quarter 2019 compared to $101.7 million in the third quarter of 2018. The increase was primarily attributable to stronger institutional brokerage activity and a year-over-year increase in market-wide U.S. equity trading volumes.

Investment banking revenue was $70.0 million, a 10% decrease over the prior-year quarter.  The decrease was primarily due to weaker capital markets activity.
.
Investment Banking Revenue Summary

	Three Months Ended		Nine Months Ended
	September 30		September 30
(Dollar amounts in millions)	2019	2018	2019	2018
Capital Markets	$53.1	$55.3	$200.0	$200.4
Advisory	17.0	22.2	57.2	51.1
Total	$70.0	$77.5	$257.2	$251.5

Investment Banking Transaction Count

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Capital Markets	30	31	106	99
Of which bookrun:	15	19	68	69
Advisory	13	6	32	21
Total	43	37	138	120

Management fees in the Op Co segment were $10.3 million compared to $10.8 million in the prior-year quarter.

Incentive income in the Op Co segment was $15.4 million compared to $1.9 million in the prior-year quarter. This increase was due in part to increased incentive fees for Cowen Healthcare Investments.

Investment income in the Op Co segment was $15.2 million compared to income of $25.8 million in the prior-year quarter. The decrease was due in part to a $23 million increase in the Company's Tilray investment in the third quarter of 2018, partially offset by $12.2 million in gains recognized in the third quarter of 2019 related to exits in investments in our private healthcare strategy.

Asset Company Segment

As of October 1, 2019, the Company had invested capital in Asset Co totaling $145.0 million. The largest investments in Asset Co in the third quarter 2019 were in Italian wireless broadband provider Linkem ($70.0 million) private equity funds Formation8/Eclipse ($40.9 million) and private real estate holding Surfside ($9.9 million).

Total Asset Co economic income revenue was $0.4 million compared to $8.6 million in the prior-year quarter. The decrease was primarily due to an increase in the carrying value of Linkem in the third quarter of 2018.

Management fees in the Asset Co segment were $0.6 million compared to $1.5 million in the prior-year quarter.

Incentive income (loss) in Asset Co was $(1.0) million compared to income of $5.1 million in the prior-year quarter.

Investment income in Asset Co was $0.8 million compared to $1.9 million in the prior-year quarter.

Earnings Conference Call

Management will hold a conference call today (Thursday, October 24, 2019) at 9:00 am ET to discuss these results and provide an update on business conditions.

Chairman and Chief Executive Officer Jeffrey M. Solomon and Chief Financial Officer Stephen A. Lasota will host the presentation, followed by a question and answer period.

U.S. dial in: 1-(855) 760-0961
International dial-in: 1-(631) 485-4850
Passcode: 5476788

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at investor.cowen.com. Please call the conference telephone number 10 minutes prior to the start time.

A replay of the call will be available beginning at 12:00 pm ET October 24, 2019 through 12:00 pm ET October 31, 2019.

U.S. replay dial-in: 1-(855) 859-2056
International replay dial-in: 1-(404) 537-3406
Replay ID: 5476788

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

Investor Relations Contact:
JT Farley
(646) 562-1056
james.farley@cowen.com
Source: Cowen Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission. The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Cowen Inc.
US GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2019	2018	2019	2018
Revenue
Investment banking	$77,292	$81,923	$272,103	$264,737
Brokerage	93,995	92,035	302,840	301,053
Management fees	7,300	7,546	21,480	22,336
Incentive income	701	33	724	97
Interest and dividends	60,707	26,448	129,846	77,511
Reimbursement from affiliates	238	353	780	1,066
Aircraft lease revenue	—	375	—	1,509
Reinsurance premiums	8,146	8,378	29,068	26,251
Other	1,237	1,634	3,228	3,846
Consolidated Funds revenues	2,431	2,303	8,239	8,579
Total revenue	252,047	221,028	768,308	706,985
Interest and dividends expense	56,477	26,000	125,089	74,846
Total net revenue	195,570	195,028	643,219	632,139
Expenses
Employee compensation and benefits	114,206	127,303	380,378	394,288
Reinsurance claims, commissions and amortization of deferred acquisition costs	8,195	8,773	25,139	27,428
Operating, general, administrative and other expenses	83,851	70,247	250,915	221,770
Depreciation and amortization expense	5,082	3,139	14,990	9,558
Goodwill impairment	—	—	4,100	—
Consolidated Funds expenses	2,516	1,687	6,229	7,267
Total expenses	213,850	211,149	681,751	660,311
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	18,446	32,040	61,440	64,728
Gain/(loss) on debt extinguishment	—	—	—	(556)
Consolidated Funds net (losses) gains	13,896	9,942	21,536	58,792
Total other income (loss)	32,342	41,982	82,976	122,964

Income (loss) before income taxes	14,062	25,861	44,444	94,792
Income tax expense/(benefit)	1,365	5,083	9,615	15,999
Net income (loss)	12,697	20,778	34,829	78,793
Net income (loss) attributable to non-controlling interests in consolidated subsidiaries and funds	8,884	5,290	15,421	41,053
Net income (loss) attributable to Cowen Inc.	3,813	15,488	19,408	37,740
Less: Preferred stock dividends	1,698	1,698	5,094	5,094
Net income (loss) attributable to Cowen Inc. common stockholders	$2,115	$13,790	$14,314	$32,646

Earnings (loss) per share:
Basic	$0.07	$0.47	$0.48	$1.10
Diluted	$0.07	$0.45	$0.46	$1.07

Weighted average shares used in per share data:
Basic	29,529	29,610	29,687	29,662
Diluted	31,264	30,844	31,381	30,613

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with accounting principles generally accepted in United States of America ("US GAAP"), the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported US GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable US GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with US GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under US GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the US GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses and (iv) certain costs associated with debt. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes (a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting and (b) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended September 30, 2019
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenues
Investment banking	$77,292	$(7,270)	(a)	$—	$70,022
Brokerage	93,995	11,865	(b)	—	105,860
Management fees	7,300	3,033	(c)	574	10,907
Incentive income	701	13,663	(c)	13	14,377
Investment income	—	16,053	(d)	—	16,053
Interest and dividends	60,707	(60,707)	(b)(d)	—	—
Reimbursement from affiliates	238	(265)	(e)	27	—
Reinsurance premiums	8,146	(8,146)	(f)	—	—
Other revenue	1,237	(1,389)	(f)	26	(126)
Consolidated Funds	2,431	—		(2,431)	—
Total revenues	$252,047	$(33,163)		$(1,791)	$217,093

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1)	Other adjustments include reclassifications between other income (loss), non-controlling interests and interest and non-interest expenses based on the nature of the respective line item.
(2)
Fund consolidation reflects the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a)
Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, collectible during the period that would otherwise be deferred until closing for US GAAP reporting.

(b)	Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c)
Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) the Company's proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d)	Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e)	Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f)	Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended September 30, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenues
Investment banking	$81,923	$(4,413)	(a)	$—	$77,510
Brokerage	92,035	9,637	(b)	—	101,672
Management fees	7,546	4,459	(c)	381	12,386
Incentive income	33	6,857	(c)(a)	20	6,910
Investment income	—	27,672	(d)(g)	—	27,672
Interest and dividends	26,448	(26,448)	(b)(d)	—	—
Reimbursement from affiliates	353	(418)	(e)	65	—
Aircraft lease revenue	375	(375)	(g)	—	—
Reinsurance premiums	8,378	(8,378)	(f)	—	—
Other revenue	1,634	(1,551)	(f)	—	83
Consolidated Funds	2,303	—		(2,303)	—
Total revenues	$221,028	$7,042		$(1,837)	$226,233

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1)	Other adjustments include reclassifications between other income (loss), non-controlling interests and interest and non-interest expenses based on the nature of the respective line item.
(2)
Fund consolidation reflects the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a)
Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, collectible during the period that would otherwise be deferred until closing for US GAAP reporting.

(b)	Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c)
Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) the Company's proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d)	Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e)	Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f)	Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(g)	Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Nine Months Ended September 30, 2019
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenues
Investment banking	$272,103	$(14,869)	(a)	$—	$257,234
Brokerage	302,840	28,849	(b)	—	331,689
Management fees	21,480	8,684	(c)	1,640	31,804
Incentive income	724	34,072	(c)	557	35,353
Investment income	—	33,522	(d)	—	33,522
Interest and dividends	129,846	(129,846)	(b)(d)	—	—
Reimbursement from affiliates	780	(874)	(e)	94	—
Reinsurance premiums	29,068	(29,068)	(f)	—	—
Other revenue	3,228	2,109	(f)	14	5,351
Consolidated Funds	8,239	—		(8,239)	—
Total revenues	$768,308	$(67,421)		$(5,934)	$694,953

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1)	Other adjustments include reclassifications between other income (loss), non-controlling interests and interest and non-interest expenses based on the nature of the respective line item.
(2)
Fund consolidation reflects the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a)
Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, collectible during the period that would otherwise be deferred until closing for US GAAP reporting.

(b)	Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c)
Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) the Company's proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d)	Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e)	Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f)	Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Nine Months Ended September 30, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenues
Investment banking	$264,737	$(13,261)	(a)	$—	$251,476
Brokerage	301,053	27,876	(b)	—	328,929
Management fees	22,336	13,465	(c)	2,197	37,998
Incentive income	97	21,336	(c)	37	21,470
Investment income	—	61,927	(d)(g)	—	61,927
Interest and dividends	77,511	(77,511)	(b)(d)	—	—
Reimbursement from affiliates	1,066	(1,264)	(e)	198	—
Aircraft lease revenue	1,509	(1,509)	(g)	—	—
Reinsurance premiums	26,251	(26,251)	(f)	—	—
Other revenue	3,846	(3,596)	(f)	—	250
Consolidated Funds	8,579	—		(8,579)	—
Total revenues	$706,985	$1,212		$(6,147)	$702,050

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1)	Other adjustments include reclassifications between other income (loss), non-controlling interests and interest and non-interest expenses based on the nature of the respective line item.
(2)
Fund consolidation reflects the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a)
Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category. Economic Income (Loss) also records retainer fees, relating to investment banking activities, collectible during the period that would otherwise be deferred until closing for US GAAP reporting.

(b)	Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.
(c)
Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents, (ii) records income from uncrystallized incentive fees and (iii) the Company's proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d)	Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e)	Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(f)	Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.
(g)	Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).